Exhibit 12.1

149 S. Lexington Ave.	Phone:786.273.9152
Asheville, North Carolina 28801	www.eilerslawgroup.com

December 10, 2020

Gentlemen:

We are acting as counsel to Cannabis Strategic Ventures (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A.  The Offering Statement covers $of the Company’s common stock, consisting of shares issued by the Company at a price between $0.01 and $0.10, for a maximum offering of 125,000,000 and 32,261,600 shares of existing shareholders to be sold at a fixed price determined at qualification (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company as the Board has been authorized by the shareholders to increase the authorized as need to accommodate the offering underlying.

2.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

3.	Those shares being included in the Offering Statement being held by existing shareholders have been validly issue for proper consideration, fully paid, non-assessable, and do not have any encumbrances.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ William R. Eilers
Eilers Law Group, P.A.

eilers law group, p.a. |149 S. Lexington Ave. Asheville, NC 28801 | 786.273.9152

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